CORNERSTONE TOTAL RETURN FUND, INC.
                     CORNERSTONE STRATEGIC VALUE FUND, INC.
                               383 Madison Avenue
                            New York, New York 10179
                                 (212) 272-2889

May 10, 2007

The invoice for the premium due on the fidelity bond, covering the period March 23, 2007 to March 23, 2008 for Cornerstone Total Return Fund, Inc. and Cornerstone Strategic Value Fund, Inc. has been paid in full.

                                                   /s/ Jodi Levine
                                                   ---------------
                                                   Jodi Levine
                                                   Treasurer